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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM 8-K


                                 CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)           October 23, 2002
                                                           ----------------


                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
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               (Exact Name of registrant as specified in charter)


   DELAWARE                          000-24603                  51-0379406
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(State or Other Jurisdiction  (Commission File Number)        (IRS Employer
of Incorporation)                                        Identification Number)


931 South Matlack Street, West Chester, PA                      19382
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(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:        (610) 430-8100
                                                    ---------------------------


                                 NOT APPLICABLE
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         (Former name or former address, if changed since last report.)


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ITEM 5.  OTHER EVENTS.

         On October 23, 2002, Electronics Boutique Holdings Corp. announced that its affiliates, The Electronics Boutique, Inc. and EB Services Company, LLP, won a major civil lawsuit brought against those companies by Game Group Plc. In the action, filed in the Chancery Division of the High Court of Justice in the United Kingdom, Game Group sought a ruling that it was entitled to terminate the services agreement between itself and EB Services Company, LLP that had been in effect since 1995 and that does not expire by its terms until at least 2006. Pursuant to the services agreement, EB Services Company, LLP receives significant fees for services provided to Game Group. The fees were approximately $6.0 million for the fiscal year ended February 2002. Game Group alleged in its suit that it was entitled to terminate the services agreement because a change of control had occurred with respect to EB Services Company, LLP. In rejecting Game Group's claims, after a four day trial, the Court determined that no change of control had occurred and that, therefore, Game Group was not entitled to terminate the services agreement. EB Services Company, LLP applied for and was awarded its full indemnity costs by the Court for its defense of the action. As a result, EB Services Company, LLP is entitled to seek reimbursement of the fees and costs it incurred in connection with its defense of the lawsuit. Game Group has applied for and been granted permission to appeal the decision.

         A copy of the press release is attached hereto as Exhibit 99 and incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Electronics Boutique Holdings Corp.



                              By: /s/ James A. Smith
                                 -------------------------------------------
                                 Name:  James A. Smith
                                 Title: Senior Vice President
                                        and Chief Financial Officer

Date  October 23, 2002


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                                  EXHIBIT INDEX

             99     Press Release, dated October 23, 2002.